FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2016 RESULTS

CRANBURY, New Jersey – (August 1, 2016) – Innophos Holdings, Inc. (NASDAQ: IPHS), today announced its financial results for the second quarter 2016.
Highlights

•	Adjusted EBITDA of $30 million and margin of 17% both in line with the first quarter 2016 as expected, with a year-over-year margin improvement of 110 basis points.[1]

•	Adjusted diluted EPS for the second quarter 2016 of $0.63, which includes $0.08 of planned maintenance stoppage costs, compared to $0.66 for both the second quarter 2015 and the first quarter 2016.[2]

•	Continued focus on cost actions was instrumental to mostly offset sales softness in core markets served.

•	Reductions in working capital drove strong cash delivery.

•	Appointed Sherry Duff as Vice President, Chief Marketing Officer.

Kim Ann Mink, Ph.D., Chief Executive Officer, commented, ”In the second quarter, we made very good progress in executing against the strategic pillars of our transformation, namely, operational excellence, commercial excellence and strategic growth. We continued to deliver improved margins and solid bottom line results particularly from our operational excellence pillar, driven by decreased SG&A expenses and improved procurement and sourcing of raw materials. We generated adjusted EBITDA of $30 million, in line with our first quarter 2016 results as expected, and delivered $35 million of free cash flow. We are pleased with the commitment to our cost management efforts that allowed us to maintain our margins under difficult conditions, along with our strong cash flow delivery. These will remain a priority for the Company.”
Dr. Mink continued, “As we look to the second half of the year, we are focused on finalizing our roadmap for strategic growth, while continuing to capitalize on near-term actions and opportunities by executing the value creation levers that will drive sustainable improvement in the Company’s financial performance. In addition, to help move Innophos significantly down our transformational path by bringing into the Company required new skill sets, new ideas, and external best practices, I am pleased to have further strengthened the foundation of my management team this quarter with the appointment of Sherry Duff as Vice President, Chief Marketing Officer. Since the first quarter, we made three excellent senior-level hires, whose knowledge base and skillset advance our collective management team to the next level, creating a solid foundation upon which we can effectively execute our initiatives. I remain encouraged by the momentum of our progress and confident in our ability to continue creating value for our shareholders.”

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1. Net income of $12.1 million for the second quarter 2016 compared to $13.6 million for the second quarter 2015.

2. Diluted EPS of $0.61 for the second quarter 2016 compared to $0.65 for the second quarter 2015.

Second Quarter Results

Net sales for the second quarter 2016 of $182 million were down 16% compared to the second quarter 2015.

•
Specialty Phosphates sales of $171 million were down 11% versus the prior year quarter, on 3% lower selling prices and 8% lower volumes due to pruning of lower margin, less differentiated applications, and reduced demand across product lines in core markets served.

•	GTSP & Other sales of $11 million were down 57% versus the prior year quarter on 39% lower volumes and 18% lower prices as weak demand resulted in the lowest market price levels seen in six years.

Adjusted EBITDA of $30 million for the second quarter 2016 yielded a margin of 17%, up 110 basis points compared to the prior year quarter despite the effects of $2.4 million, or 132 basis points, planned maintenance stoppage costs in the current quarter. Adjusted EBITDA was $3 million below the prior year, and in line with first quarter 2016. Specialty Phosphates adjusted EBITDA margins improved 210 basis points versus the same quarter last year, partially offset by lower results recorded in GTSP & Other.

Adjusted diluted EPS for the second quarter 2016 was $0.63, which includes $0.08 of planned maintenance stoppage costs, compared to an adjusted diluted EPS of $0.66 for the second quarter 2015.

Free cash flow of $35 million in the second quarter 2016 was driven primarily by working capital reductions which enabled net debt to decrease $25 million sequentially to $190 million.

Year-to-date Results

Net sales for H1 2016 of $372 million were down 11% compared to H1 2015.

•	Specialty Phosphates sales of $348 million were down 9% versus H1 last year, on 1% lower selling prices and 8% lower volumes.

•	GTSP & Other sales of $23 million were down 37% versus the same period last year on 20% lower volumes and 17% lower prices.

Adjusted EBITDA of $61 million for H1 2016 yielded a margin of 17%, up 100 basis points compared to H1 2015. Specialty Phosphates adjusted EBITDA margins for H1 2016 improved 140 basis points versus the same period last year.

Adjusted diluted EPS for H1 2016 was $1.28 compared to an adjusted EPS of $1.29 for the first half of 2015.

Free cash flow for H1 2016 was $24 million, down $17 million from the same period last year primarily due to $23 million higher tax payments, of which $19 million related to the cash repatriation program.

Recent Trends and Outlook

Specialty Phosphates volumes are expected to decline by 6-8% for full year 2016 compared to 2015, primarily due to reduced sales in lower margin, less differentiated applications and weak end market demand due to continued pressures on packaged foods.

Market phosphate rock prices were flat sequentially for the second quarter 2016, while sulfur market prices decreased during the same period. Both are expected to ease further in the third quarter given current weak fertilizer market conditions.

Cost improvements from the restructuring program implemented in the third quarter 2015 were in line with expectations, with $2.9 million lower costs realized in the current quarter against the third quarter 2015 baseline. Additional year-on-year cost savings were delivered due to detailed cost management. Management continues to review cost actions and productivity initiatives given the challenging market conditions.

Adjusted EBITDA results for the third quarter are expected to be broadly in line with first and second quarter 2016 when considering the following effects:

•	Continued headwinds in sales.

•	Strength of US Dollar will continue to attract competition from overseas and pressure exports from the US.

•	Some softening of raw material costs and operational excellence cost savings.

•	Planned maintenance stoppage costs forecast to decline sequentially by $1 million.

2016 capital expenditures are expected to approximate $40 million due to requirements to support strategic manufacturing initiatives, along with continuous improvement in our plants.

Conference Call

Innophos will host its second quarter 2016 conference call on Tuesday, August 2, 2016 at 9:00 am ET. The call can be accessed by dialing 1-888-771-4371 (U.S.) or 1-847-585-4405 (international) and entering passcode 43038685. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on August 2 and 11:00 pm ET on August 16, 2016. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 4303 8685#. Additional information on Innophos’ second quarter results can also be found on the Company’s website.

About the Company
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
Contact
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Bryan Armstrong, FTI Consulting, Inc., 312-553-6707

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$181,888	$217,294	$371,518	$418,903
Cost of goods sold	145,738	176,299	294,652	337,382
Gross profit	36,150	40,995	76,866	81,521
Operating expenses:
Selling, general and administrative	15,732	18,667	33,967	36,658
Research & development expenses	1,021	1,063	2,017	2,237
Total operating expenses	16,753	19,730	35,984	38,895
Operating income	19,397	21,265	40,882	42,626
Interest expense, net	1,913	1,403	3,712	2,554
Foreign exchange loss	355	117	316	2,432
Income before income taxes	17,129	19,745	36,854	37,640
Provision for income taxes	5,025	6,142	11,908	12,094
Net income	$12,104	$13,603	$24,946	$25,546

Diluted Earnings Per Participating Share	$0.61	$0.65	$1.27	$1.21
Diluted weighted average participating shares outstanding	19,613,807	20,722,940	19,521,960	21,109,803
Dividends paid per share of common stock	$0.48	$0.48	$0.96	$0.96
Dividends declared per share of common stock	$0.48	$0.48	$0.96	$0.96

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net Income	$12,104	$13,603	$24,946	$25,546
Interest	1,913	1,403	3,712	2,554
Taxes	5,025	6,142	11,908	12,094
Depreciation & Amortization	9,282	10,762	18,564	20,633
EBITDA	28,324	31,910	59,130	60,827

Adjustments
Non-cash stock compensation *	1,292	1,402	1,826	1,585
Translation (income) expense	355	117	316	2,432
Restructuring (income) expense	0	0	(43)	0
Adjusted EBITDA	$29,971	$33,429	$61,229	$64,844

Percent of Sales	16.5%	15.4%	16.5%	15.5%

* Not adjusted for in Adjusted EPS

Segment Reporting – Second Quarter
The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and EBITDA, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended June 30,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$130,553	$148,376	(12.0)%
Specialty Phosphates Mexico	40,465	43,886	(7.8)%
Total Specialty Phosphates	171,018	192,262	(11.0)%
GTSP & Other	10,870	25,032	(56.6)%
Total	$181,888	$217,294	(16.3)%

Segment EBITDA
Specialty Phosphates US & Canada	$21,426	$20,486
Specialty Phosphates Mexico	9,259	9,175
Total Specialty Phosphates	30,685	29,661
GTSP & Other	(2,361)	2,249
Total	$28,324	$31,910

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	16.4%	13.8%
Specialty Phosphates Mexico	22.9%	20.9%
Total Specialty Phosphates	17.9%	15.4%
GTSP & Other	(21.7)%	9.0%
Total	15.6%	14.7%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,493	$6,786
Specialty Phosphates Mexico	1,832	3,196
Total Specialty Phosphates	8,325	9,982
GTSP & Other	957	780
Total	$9,282	$10,762

Segment Reporting – Year-to-date

	Six Months Ended June 30,		Net Sales
	2016	2015	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$267,273	$295,500	(9.6)%
Specialty Phosphates Mexico	80,862	86,106	(6.1)%
Total Specialty Phosphates	348,135	381,606	(8.8)%
GTSP & Other	23,383	37,297	(37.3)%
Total	$371,518	$418,903	(11.3)%

Segment EBITDA
Specialty Phosphates US & Canada	$39,037	$42,435
Specialty Phosphates Mexico	22,417	17,147
Total Specialty Phosphates	61,454	59,582
GTSP & Other	(2,324)	1,245
Total	$59,130	$60,827

Segment EBITDA % of net sales
Specialty Phosphates US & Canada	14.6%	14.4%
Specialty Phosphates Mexico	27.7%	19.9%
Total Specialty Phosphates	17.7%	15.6%
GTSP & Other	(9.9)%	3.3%
Total	15.9%	14.5%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$12,684	$13,725
Specialty Phosphates Mexico	4,024	5,294
Total Specialty Phosphates	16,708	19,019
GTSP & Other	1,856	1,614
Total	$18,564	$20,633

Price / Volume
The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended June 30, 2016			Six Months Ended June 30, 2016

Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(2.1)%	(9.9)%	(12.0)%	(0.4)%	(9.2)%	(9.6)%
Specialty Phosphates Mexico	(4.3)%	(3.5)%	(7.8)%	(3.6)%	(2.5)%	(6.1)%
Total Specialty Phosphates	(2.6)%	(8.4)%	(11.0)%	(1.2)%	(7.6)%	(8.8)%
GTSP & Other	(17.4)%	(39.2)%	(56.6)%	(17.1)%	(20.2)%	(37.3)%
Total	(4.3)%	(12.0)%	(16.3)%	(2.6)%	(8.7)%	(11.3)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flows (used for) provided from operating activities
Net income	24,946	25,546
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	18,564	20,633
Amortization of deferred financing charges	337	285
Deferred income tax provision	363	135
Share-based compensation	1,301	1,585
Changes in assets and liabilities:
Increase in accounts receivable	(5,302)	(10,876)
Decrease in inventories	16,480	9,573
Decrease in other current assets	5,947	13,969
Increase (decrease) in accounts payable	2,328	(4,144)
Decrease in other current liabilities	(18,327)	(1,589)
Changes in other long-term assets and liabilities	(4,598)	135
Net cash provided from operating activities	42,039	55,252
Cash flows used for investing activities:
Capital expenditures	(18,538)	(14,146)
Net cash used for investing activities	(18,538)	(14,146)
Cash flows (used for) provided from financing activities:
Proceeds from exercise of stock options	9	190
Long-term debt borrowings	36,000	110,000
Long-term debt repayments	(19,002)	(2,002)
Excess tax (deficiency) benefit from exercise of stock options	(331)	764
Common stock repurchases and restricted stock forfeitures	(318)	(86,248)
Dividends paid	(18,564)	(20,061)
Net cash (used for) provided from financing activities	(2,206)	2,643
Effect of foreign exchange rate changes on cash and cash equivalents	12	38
Net change in cash	21,307	43,787
Cash and cash equivalents at beginning of period	17,905	36,207
Cash and cash equivalents at end of period	39,212	79,994

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$39,212	$17,905
Accounts receivable, net	85,037	79,743
Inventories	156,137	172,667
Assets held for sale	490	0
Other current assets	17,502	23,514
Total current assets	298,378	293,829
Property, plant and equipment, net	202,283	199,494
Goodwill	84,373	84,373
Intangibles and other assets, net	87,183	90,522
Total assets	$672,217	$668,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,000	$4,002
Accounts payable, trade and other	39,129	36,898
Other current liabilities	44,014	63,204
Total current liabilities	87,143	104,104
Long-term debt	225,002	207,665
Other long-term liabilities	20,252	23,189
Total stockholders’ equity	339,820	333,260
Total liabilities and stockholders’ equity	$672,217	$668,218

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus net cash used for investing purposes.

EBITDA, adjusted EBITDA and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.